SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 15, 2007

Date of Report (Date of earliest event reported)

Endurance Specialty Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-032908
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

(Address of principal executive offices, including zip code)

(441) 278-0440

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 15, 2007, Endurance Specialty Holdings Ltd. (the "Company") purchased 1,721,318 of its ordinary shares owned by Capital Z Financial Services Fund II, LP, Capital Z Financial Services Private Fund II, LP and Robert A. Spass, initial investors at the formation of the Company in 2001. Mr. Spass is also a member of the Company’s Board of Directors. The purchase price was $39.42 per share, for a total purchase price of $67,854,356.

The Company made the repurchases under its existing share repurchase program and will use existing cash on hand to fund the repurchases.

Item 8.01. Other Events.

On November 19, 2007, A.M. Best Co. announced that it has upgraded the financial strength ratings of Endurance Specialty Insurance Ltd., Endurance Reinsurance Corporation of America, Endurance Worldwide Insurance Limited, Endurance American Insurance Company, Endurance American Specialty Insurance Company and American Merchants Casualty Company from A- (Excellent) to A (Excellent). The entities comprise the principal operating companies of Endurance Specialty Holdings Ltd. The outlook on all of the ratings is stable.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

The following exhibit is filed as part of this report:

Exhibit No.	Description
10.1

Share Purchase Agreement by and among Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P., Robert A. Spass and Endurance Specialty Holdings Ltd., dated as of November 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 19, 2007

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1

Share Purchase Agreement by and among Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P., Robert A. Spass and Endurance Specialty Holdings Ltd., dated as of November 15, 2007